Exhibit 99.2

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392
Borders Group Reports Improved Q2 2008 Results; Debt Reduced By $272 Million from Prior Year
First-half cash flow from operations increased by $195 million; company on-track for $120 million annual operating expense reduction
ANN ARBOR, Mich., Aug. 26, 2008—Borders Group, Inc. (NYSE: BGP) today reported results for the second quarter, ended Aug. 2, 2008. The company generated a second-quarter loss from continuing operations of $11.3 million or $0.19 per share, which represents an improvement over the same period last year when Borders Group recorded a loss of $18.1 million or $0.31 per share. On an earnings per share basis, this represents an improvement of 38.7%.
In the first half of the year, operating cash flow from continuing operations improved by $195.7 million. The company generated operating cash of $50.7 million from continuing operations in the first half of the year compared to operating cash used of $145 million in the same period a year ago with the improvement due to tighter management of inventory and other working capital. Inventory from continuing operations decreased at cost by $181.7 million in the second quarter compared to the same period last year. Debt—including the prior-year debt of discontinued operations— was reduced by approximately 37% or $272.7 million at the end of the second quarter to $465.7 million, which compares to $738.4 million for the same period a year ago. The debt reduction was driven primarily by improved management of inventory and other working capital, lower capital expenditures, and proceeds from the previously announced sale of the company’s Australia/New Zealand/Singapore businesses.
Total consolidated sales from continuing operations in the second quarter, at $749.2 million, were down 6.9% over a year ago. At Borders domestic superstores, comparable store sales for the second quarter decreased by 8.9%, a result significantly impacted by comparison to the same period last year when the final book in the Harry Potter series was released. Excluding prior-year sales of the Harry Potter book, comparable store sales at Borders domestic superstores would have declined by 5.1% in the second quarter. The music category continued to experience negative sales trends resulting from declines in overall demand, and as planned, a reduction in inventory and floor space devoted to the category. Factoring out music and the impact of Harry Potter, Borders domestic superstore same-store sales in the second quarter would have declined by 3.0%.
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Borders Group Q2 2008—2
In the Waldenbooks Specialty Retail segment, comparable store sales in the second quarter decreased by 7.0% over the same period a year ago. Excluding Harry Potter, same-store sales in the Waldenbooks segment would have declined by 1.4% for the quarter.
All earnings and loss figures presented throughout this news release are provided on a GAAP basis unless otherwise stated.
“We have not only improved profitability, but also substantially reduced debt, improved cash flow and significantly strengthened our balance sheet,” said Borders Group Chief Executive Officer George Jones. “Our focus on expense reduction, inventory management and improved gross margin is clearly working, and we have managed to show substantial improvement in a very difficult retail environment. We will maintain this discipline and continue to manage the company prudently while also addressing the need to improve the top line.”
Consolidated Q2 Results
Borders Group achieved second quarter consolidated sales from continuing operations of $749.2 million, a decrease of 6.9% over 2007. As stated, the second quarter loss from continuing operations improved to $11.3 million or $0.19 per share compared to $18.1 million or $0.31 per share a year ago. The improvement was due primarily to expense reductions, lower interest expense and a tax benefit. Excluding non-operating adjustments, the second quarter loss from continuing operations improved to $10.5 million or $0.18 per share from $12.1 million or $0.21 per share a year ago.
Consolidated gross margin from continuing operations as a percent of sales decreased by 0.8% from 25.2% to 24.4% in the second quarter as the negative impact of de-leveraging occupancy costs more than offset the gross margin benefit of a favorable sales mix and lower promotional discounts. Excluding occupancy, second-quarter consolidated gross margin from continuing operations would have increased by 0.9% compared to the prior year.
As a percent of sales, SG&A from continuing operations improved by 0.2% from 27.5% to 27.3% in the second quarter due to expense reduction initiatives. SG&A dollar expenses declined by $16.7 million in the second quarter compared to the same period last year. The company remains on-track to deliver its goal of reducing annual expenses by $120 million beginning in 2009, with half of that reduction to be achieved this fiscal year.
At the end of the second quarter, year-to-date capital expenditures from continuing operations were $54.1 million compared to $66.6 million a year ago. Debt—including discontinued operations— was reduced by $272.7 million to $465.7 million at the end of the second quarter compared to $738.4 million for the same period a year ago. In the second quarter, inventory from continuing operations was reduced by 14.3%—or $181.7 million at cost—compared to last year.
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Borders Group Q2 2008—3
Domestic Borders Superstores
Total second quarter sales at domestic Borders superstores were $614.5 million, a decrease of 6.7% over the same period in 2007. As stated, comparable store sales decreased by 8.9% for the period compared to last year. Excluding Harry Potter, same-store sales in the segment decreased by 5.1% in the second quarter. Excluding Harry Potter and the music category, same-store sales declined by 3.0% for the quarter compared to one year ago. The book category overall was down 2.5% in the second quarter excluding Harry Potter on a same-store sales basis. Bestselling titles included “Breaking Dawn,” “The Last Lecture,” “The Shack,” “Audition” and “When You Are Engulfed in Flames.” Categories that performed well included Bargain and Children’s.
Borders superstores reported an operating loss of $7.7 million in the second quarter compared to an operating loss of $2.9 million for the same period a year ago. The loss was a result of negative same-store sales results, which were partially offset by expense reductions and improved gross margin (excluding occupancy).
The company opened four new Borders superstores in the U.S. during the period—all of them new concept stores—and ended the second quarter with a total of 518 domestic superstore locations.
Borders.com
On May 27, Borders Group introduced its new Borders.com e-commerce site, consistent with the company’s strategic plan. A grand opening campaign was launched in mid-July to market the site with emphasis on the company’s over 28 million Borders Rewards loyalty program members. In the second quarter, Borders.com generated sales of $7.4 million. Borders.com results are included in the Domestic Borders Superstore segment.
Waldenbooks Specialty Retail
Excluding Harry Potter, comparable store sales decreased within the Waldenbooks Specialty Retail segment by 1.4% in the second quarter and decreased by 7.0% with Harry Potter. Total sales in the segment were down by 17.0% in the second quarter to $96.9 million, as the number of stores was reduced from 532 at the close of the second quarter 2007 to 468 at the end of the second quarter this year.
The second quarter operating loss for the Waldenbooks Specialty Retail segment was $7.7 million compared to $12.4 million in 2007 with the improvement primarily due to expense reduction initiatives and better gross margin performance (excluding occupancy).
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Borders Group Q2 2008—4
International
With the second-quarter 2008 sale of the company’s Australia/New Zealand/Singapore businesses and the 2007 sale of its U.K. and Ireland operations, Borders Group’s International segment now consists primarily of its Paperchase business, headquartered in London. Also included in the segment are the three Borders superstores in Puerto Rico and the company’s franchise operations in the U.A.E. and Malaysia.
The company has accounted for the sale of the Australia/New Zealand/Singapore businesses in the second quarter under discontinued operations.
In the second quarter, sales within the International segment (excluding franchise stores) totaled $30.4 million, which is up 3.8% compared to the same period a year ago. Excluding the impact of foreign currency translation, sales would have increased by 4.9%.
Non-Operating Adjustments
Consolidated net loss and earnings per share figures reported here include the impact of non-operating adjustments, which in the second quarter totaled a $0.8 million charge comprised of severance costs, store closure and relocation costs, professional fees related to the strategic alternatives process and amortization of debt issuance costs. These costs were offset by income related to the fair market value adjustment of the warrant liability and related tax benefit.
Discontinued Operations
As previously reported, Borders Group sold its Australia/New Zealand/Singapore businesses for $87.9 million (USD) plus a working capital payment expected to be received in the third quarter. Additional deferred payments of up to approximately $14 million (USD) will be paid to Borders Group on or about March 31, 2009 if certain performance targets are achieved. In the second quarter, the company recorded an after-tax gain of $2.6 million from the sale.
Strategic Alternatives Process
The previously announced strategic alternatives process relating to the company and to Paperchase continues as the company evaluates its alternatives.
Next Financial Release
Borders Group plans to issue third quarter financial results November 25, 2008 after market close with a conference call for investors to follow at 8 a.m. November 26, 2008.
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Borders Group Q2 2008—5
About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP), is a leading retailer of books, music and movies with more than 28,000 employees. Through its subsidiaries, the company operates more than 1,100 stores worldwide primarily under the Borders® and Waldenbooks® brand names and recently launched Borders.com for online shopping.  For more information, visit www.borders.com/aboutus.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expect,” “estimated,” “look toward,” “going forward,” “continue,” “maintain,” “planning,” “returning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including earnings per share, EBIT margins and inventory turns, liquidity, same-store sales, cost reduction initiatives, and anticipated capital expenditures and depreciation and amortization amounts), its exploration of strategic alternatives, and its cost reduction initiatives and the benefits thereof. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company’s strategic plan, and, with respect to the exploration of strategic alternatives including the sale of certain parts of the company or the sale of the entire company, the ability to attract interested third parties.
The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Quarter Ended August 2, 2008 (1)			Quarter Ended August 4, 2007 (2)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (3)	(3)	Basis	Basis (4)	(4)	Basis
Domestic Borders Superstores	$614.5	$—	$614.5	$658.6	$—	$658.6
Borders.com	7.4	—	7.4	—	—	—
Waldenbooks Specialty Retail	96.9	—	96.9	116.7	—	116.7
International	30.4	—	30.4	29.3	—	29.3

Total sales	749.2	—	749.2	804.6	—	804.6
Other revenue	9.3	—	9.3	7.8	—	7.8

Total revenue	758.5	—	758.5	812.4	—	812.4
Cost of goods sold, including occupancy costs	575.7	—	575.7	609.1	0.9	610.0

Gross margin	182.8	—	182.8	203.3	(0.9)	202.4
Selling, general and administrative expenses	194.6	10.2	204.8	214.4	7.1	221.5
Pre-opening expense	1.1	—	1.1	1.6	—	1.6
Asset impairments and other writedowns	—	—	—	—	0.3	0.3

Operating loss	(12.9)	(10.2)	(23.1)	(12.7)	(8.3)	(21.0)
Interest expense	6.6	(6.4)	0.2	10.3	—	10.3

Loss before income taxes	(19.5)	(3.8)	(23.3)	(23.0)	(8.3)	(31.3)
Income taxes	(9.0)	(3.0)	(12.0)	(10.9)	(2.3)	(13.2)

Loss from continuing operations	$(10.5)	$(0.8)	$(11.3)	$(12.1)	$(6.0)	$(18.1)

Loss on operations of discontinued operations (net of tax)	(0.5)	—	(0.5)	(3.2)	(2.1)	(5.3)
Gain (loss) on disposal of discontinued operations (net of tax)	—	2.6	2.6	—	(1.7)	(1.7)

Gain (loss) from discontinued operations (net of tax)	(0.5)	2.6	2.1	(3.2)	(3.8)	(7.0)

Net loss	$(11.0)	$1.8	$(9.2)	$(15.3)	$(9.8)	$(25.1)

Basic EPS from continuing operations	$(0.18)	$(0.01)	$(0.19)	$(0.21)	$(0.10)	$(0.31)
Basic EPS from discontinued operations	$—	$0.04	$0.04	$(0.05)	$(0.07)	$(0.12)
Basic EPS including discontinued operations	$(0.18)	$0.03	$(0.15)	$(0.26)	$(0.17)	$(0.43)
Basic weighted avg. common shares	60.5	60.5	60.5	58.8	58.8	58.8
Comparable Store Sales
Domestic Borders Superstores	(8.9%)			4.6%
Waldenbooks Specialty Retail	(7.0%)			6.2%
Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended August 2, 2008 (1)			Quarter Ended August 4, 2007 (2)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (3)	(3)	Basis	Basis (4)	(4)	Basis
Domestic Borders Superstores	82.0%	—%	82.0%	81.9%	—%	81.9%
Borders.com	1.0	—	1.0	—	—	—
Waldenbooks Specialty Retail	12.9	—	12.9	14.5	—	14.5
International	4.1	—	4.1	3.6	—	3.6

Total sales	100.0	—	100.0	100.0	—	100.0
Other revenue	1.2	—	1.2	1.0	—	1.0

Total revenue	101.2	—	101.2	101.0	—	101.0
Cost of goods sold, including occupancy costs	76.8	—	76.8	75.7	0.1	75.8

Gross margin	24.4	—	24.4	25.3	(0.1)	25.2
Selling, general and administrative expenses	25.9	1.4	27.3	26.6	0.9	27.5
Pre-opening expense	0.2	—	0.2	0.3	—	0.3
Asset impairments and other writedowns	—	—	—	—	—	—

Operating loss	(1.7)	(1.4)	(3.1)	(1.6)	(1.0)	(2.6)
Interest expense	0.9	(0.9)	—	1.3	—	1.3

Loss before income taxes	(2.6)	(0.5)	(3.1)	(2.9)	(1.0)	(3.9)
Income taxes	(1.2)	(0.4)	(1.6)	(1.4)	(0.3)	(1.7)

Loss from continuing operations	(1.4)%	(0.1)%	(1.5)%	(1.5)%	(0.7)%	(2.2)%

(1)	The results of Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(2)	The results of Borders Ireland, Books etc., UK Superstores, Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(3)	Results from 2008 were impacted by a number of non-operating items, including store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)	Results from 2007 were impacted by a number of non-operating items, including store closure costs and severance costs. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Sales and Earnings Summary

	Six Months Ended August 2, 2008 (1)			Six Months Ended August 4, 2007 (2)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (3)	(3)	Basis	Basis (4)	(4)	Basis
Domestic Borders Superstores	$1,215.2	$—	$1,215.2	$1,273.6	$—	$1,273.6
Borders.com	7.4	—	7.4	—	—	—
Waldenbooks Specialty Retail	192.9	—	192.9	224.8	—	224.8
International	63.2	—	63.2	57.6	—	57.6

Total sales	1,478.7	—	1,478.7	1,556.0	—	1,556.0
Other revenue	15.6	—	15.6	13.1	—	13.1

Total revenue	1,494.3	—	1,494.3	1,569.1	—	1,569.1
Cost of goods sold, including occupancy costs	1,141.3	1.5	1,142.8	1,186.6	5.2	1,191.8

Gross margin	353.0	(1.5)	351.5	382.5	(5.2)	377.3
Selling, general and administrative expenses	405.0	12.4	417.4	426.0	8.3	434.3
Pre-opening expense	2.1	—	2.1	2.5	—	2.5
Asset impairments and other writedowns	—	—	—	—	1.2	1.2

Operating loss	(54.1)	(13.9)	(68.0)	(46.0)	(14.7)	(60.7)
Interest expense	14.9	(8.8)	6.1	19.1	—	19.1

Loss before income taxes	(69.0)	(5.1)	(74.1)	(65.1)	(14.7)	(79.8)
Income taxes	(28.0)	(4.7)	(32.7)	(29.4)	(3.8)	(33.2)

Loss from continuing operations	$(41.0)	$(0.4)	$(41.4)	$(35.7)	$(10.9)	$(46.6)

Loss on operations of discontinued operations (net of tax)	(1.7)	—	(1.7)	(9.5)	(1.6)	(11.1)
Gain (loss) on disposal of discontinued operations (net of tax)	—	2.2	2.2	—	(3.3)	(3.3)

Gain (loss) from discontinued operations (net of tax)	(1.7)	2.2	0.5	(9.5)	(4.9)	(14.4)

Net loss	$(42.7)	$1.8	$(40.9)	$(45.2)	$(15.8)	$(61.0)

Basic EPS from continuing operations	$(0.68)	$(0.01)	$(0.69)	$(0.61)	$(0.18)	$(0.79)
Basic EPS from discontinued operations	$(0.03)	$0.04	$0.01	$(0.16)	$(0.09)	$(0.25)
Basic EPS including discontinued operations	$(0.71)	$0.03	$(0.68)	$(0.77)	$(0.27)	$(1.04)
Basic weighted avg. common shares	60.0	60.0	60.0	58.7	58.7	58.7

Comparable Store Sales
Domestic Borders Superstores	(6.5%)			1.3%
Waldenbooks Specialty Retail	(4.0%)			2.6%
Sales and Earnings Summary (As Percentage of Total Sales)

	Six Months Ended August 2, 2008 (1)			Six Months Ended August 4, 2007 (2)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (3)	(3)	Basis	Basis (4)	(4)	Basis
Domestic Borders Superstores	82.2%	—%	82.2%	81.9%	—%	81.9%
Borders.com	0.5	—	0.5	—	—	—
Waldenbooks Specialty Retail	13.0	—	13.0	14.4	—	14.4
International	4.3	—	4.3	3.7	—	3.7

Total sales	100.0	—	100.0	100.0	—	100.0
Other revenue	1.1	—	1.1	0.8	—	0.8

Total revenue	101.1	—	101.1	100.8	—	100.8
Cost of goods sold, including occupancy costs	77.2	0.1	77.3	76.3	0.3	76.6

Gross margin	23.9	(0.1)	23.8	24.5	(0.3)	24.2
Selling, general and administrative expenses	27.4	0.8	28.2	27.4	0.5	27.9
Pre-opening expense	0.2	—	0.2	0.2	—	0.2
Asset impairments and other writedowns	—	—	—	—	0.1	0.1

Operating loss	(3.7)	(0.9)	(4.6)	(3.1)	(0.9)	(4.0)
Interest expense	1.0	(0.6)	0.4	1.1	—	1.1

Loss before income taxes	(4.7)	(0.3)	(5.0)	(4.2)	(0.9)	(5.1)
Income taxes	(1.9)	(0.3)	(2.2)	(1.9)	(0.2)	(2.1)

Loss from continuing operations	(2.8)%	—%	(2.8)%	(2.3)%	(0.7)%	(3.0)%

(1)	The results of Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(2)	The results of Borders Ireland Limited, Books etc., U.K. Superstores, Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(3)	Results from 2008 were impacted by a number of non-operating items, including store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)	Results from 2007 were impacted by a number of non-operating items, including store closure costs and severance costs. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	August 2,	August 4,	February 2,
	2008	2007	2008
Assets
Cash and cash equivalents	$43.9	$68.6	$58.5
Inventory	1,090.3	1,272.0	1,242.0
Other current assets	118.1	104.6	103.5
Current assets of discontinued operations(1)	—	215.8	102.0
Property and equipment, net	584.5	590.7	592.8
Other assets and deferred charges	114.6	112.6	109.8
Goodwill	40.5	40.3	40.5
Noncurrent assets of discontinued operations	—	177.3	53.6

Total assets	$1,991.9	$2,581.9	$2,302.7

Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$459.4	$691.0	$548.6
Accounts payable	469.2	433.7	511.9
Other current liabilities	268.4	311.4	349.8
Current liabilities of discontinued operations(2)	—	175.4	57.5
Long-term debt	6.3	5.1	5.4
Other long-term liabilities	363.9	312.4	325.0
Noncurrent liabilities of discontinued operations	—	76.5	25.4

Total liabilities	1,567.2	2,005.5	1,823.6
Minority interest	2.2	2.1	2.2
Total stockholders’ equity	422.5	574.3	476.9

Total liabilities, minority interest and stockholders’ equity	$1,991.9	$2,581.9	$2,302.7

1.	Includes $6.9 and $2.5 million of cash and cash equivalents as of August 4, 2007 and February 2, 2008, respectively.

2.	Includes $42.3 million of short-term borrowings as of August 4, 2007.

Certain reclassifications have been made to conform to current year presentation.
Condensed Consolidated Statements of Cash Flows

	Quarter Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
CASH PROVIDED BY (USED FOR):
OPERATIONS
Loss from continuing operations	$(11.3)	$(18.1)	$(41.4)	$(46.6)
Adjustments to reconcile loss from continuing operations to operating cash flows:
Depreciation	27.8	24.3	54.7	48.5
Change in other long-term assets, liabilities and deferred charges	5.9	(0.7)	(0.1)	2.1
Decrease in inventories	57.6	96.2	151.6	21.9
Increase (decrease) in accounts payable	6.7	(75.9)	(42.7)	(137.5)
Cash used for other current assets and other current liabilities	(17.0)	(10.3)	(71.4)	(33.4)

Net cash provided by (used for) operating activities of continuing operations	69.7	15.5	50.7	(145.0)
INVESTING
Capital expenditures	(27.1)	(32.1)	(54.1)	(66.6)
Proceeds from the sale of discontinued operations	87.9	—	87.9	—

Net cash provided by (used for) investing activities of continuing operations	60.8	(32.1)	33.8	(66.6)
FINANCING
Net funding from (repayment of) debt and financing obligations	(128.8)	9.9	(83.6)	182.9
Issuance and repurchase of common stock	1.5	3.0	3.6	5.9
Net funding from (repayment of) long-term debt	(0.4)	—	0.7	(0.2)
Cash dividends paid	—	(6.5)	(6.5)	(13.0)

Net cash provided by (used for) financing activities of continuing operations	(127.7)	6.4	(85.8)	175.6
Effect of exchange rates on cash and equivalents	0.1	(4.5)	0.1	(3.0)
Net cash provided by (used for) discontinued operations	6.0	10.8	(13.4)	10.0

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	8.9	(3.9)	(14.6)	(29.0)

Cash and equivalents at beginning of period	35.0	72.5	58.5	97.6

Cash and equivalents at end of period	$43.9	$68.6	$43.9	$68.6

Store Activity Summary

	Quarter Ended		Six Months Ended		Year Ended
	August 2,	August 4,	August 2,	August 4,	February 2,
	2008	2007	2008	2007	2008
Domestic Borders Superstores
Beginning number of stores	514	502	509	499	499
Openings	4	4	9	8	18
Closings	—	—	—	(1)	(8)

Ending number of stores	518	506	518	506	509

Ending square footage (in millions)	12.7	12.5	12.7	12.5	12.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	476	553	490	564	564
Openings	—	—	—	—	1
Closings	(8)	(21)	(22)	(32)	(75)

Ending number of stores	468	532	468	532	490

Ending square footage (in millions)	1.8	2.0	1.8	2.0	1.9

International Borders Superstores
Beginning number of stores	33	70	32	68	68
Openings	—	—	1	2	6
Closings	—	—	—	—	—
Sold	(30)	—	(30)	—	(42)

Ending number of stores	3	70	3	70	32

Ending square footage (in millions)	0.1	1.7	0.1	1.7	0.7

(1)	Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended August 2, 2008			Quarter Ended August 4, 2007
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Domestic Borders Superstores
Superstore sales	$614.5	$—	$614.5	$658.6	$—	$658.6
Borders.com sales	7.4	—	7.4	—	—	—

Total sales	$621.9	$—	$621.9	$658.6	$—	$658.6
Depreciation expense	24.1	—	24.1	21.3	0.3	21.6
Operating loss	(3.1)	(4.6)	(7.7)	2.4	(5.3)	(2.9)

Waldenbooks Specialty Retail
Sales	$96.9	$—	$96.9	$116.7	$—	$116.7
Depreciation expense	2.2	—	2.2	1.6	—	1.6
Operating loss	(6.7)	(1.0)	(7.7)	(11.1)	(1.3)	(12.4)

International (3)
Sales	$30.4	$—	$30.4	$29.3	$—	$29.3
Depreciation expense	1.5	—	1.5	1.1	—	1.1
Operating loss	(1.3)	(0.1)	(1.4)	(0.5)	—	(0.5)

Corporate (4)
Operating loss	$(1.8)	$(4.5)	$(6.3)	$(3.5)	$(1.7)	$(5.2)

Consolidated (3)
Sales	$749.2	$—	$749.2	$804.6	$—	$804.6
Depreciation expense	27.8	—	27.8	24.0	0.3	24.3
Operating loss	(12.9)	(10.2)	(23.1)	(12.7)	(8.3)	(21.0)

	Six Months Ended August 2, 2008			Six Months Ended August 4, 2007
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Domestic Borders Superstores
Superstore sales	$1,215.2	$—	$1,215.2	$1,273.6	$—	$1,273.6
Borders.com sales	7.4	—	7.4	—	—	—

Total sales	$1,222.6	$—	$1,222.6	$1,273.6	$—	$1,273.6
Depreciation expense	47.1	—	47.1	43.1	0.5	43.6
Operating loss	(31.0)	(6.7)	(37.7)	(14.4)	(10.5)	(24.9)

Waldenbooks Specialty Retail
Sales	$192.9	$—	$192.9	$224.8	$—	$224.8
Depreciation expense	4.6	—	4.6	2.7	—	2.7
Operating loss	(19.5)	(1.8)	(21.3)	(24.4)	(2.0)	(26.4)

International (3)
Sales	$63.2	$—	$63.2	$57.6	$—	$57.6
Depreciation expense	3.0	—	3.0	2.2	—	2.2
Operating loss	0.1	(0.1)	—	(1.1)	—	(1.1)

Corporate (4)
Operating loss	$(3.7)	$(5.3)	$(9.0)	$(6.1)	$(2.2)	$(8.3)

Consolidated (3)
Sales	$1,478.7	$—	$1,478.7	$1,556.0	$—	$1,556.0
Depreciation expense	54.7	—	54.7	48.0	0.5	48.5
Operating loss	(54.1)	(13.9)	(68.0)	(46.0)	(14.7)	(60.7)

(1)	Results from 2008 were impacted by a number of non-operating items, including store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)	Results from 2007 were impacted by a number of non-operating items, including store closure costs and severance costs. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Excludes the results of discontinued operations (Borders Ireland, Books etc., UK Superstores, Borders Australia, Borders New Zealand and Borders Singapore).

(4)	The Corporate segment includes various corporate governance costs and corporate incentive costs.